UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 1, 2014

Astec Industries, Inc.
 (Exact name of registrant as specified in its charter)

Tennessee	001-11595	62-0873631
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1725 Shepherd Road
Chattanooga, Tennessee 37421

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (423) 899-5898

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors or Certain Officers;  Election of Directors;  Appointment of Certain Officers;  Compensatory Arrangements of Certain Officers.

On March 4, 2013, the Company announced that its Board of Directors had established a leadership succession plan which they anticipated would be completed by the end of 2013.  The Company is pleased to announce that the succession plan has been implemented as of January 1, 2014 with the following management changes:

1.
Dr. J. Don Brock has transitioned from the Company’s Chairman of the Board and Chief Executive Officer to Executive Chairman of the Board while continuing his full-time employment with the Company.  In addition to mentoring the Company’s new CEO and COO, Dr. Brock anticipates spending significant time on product development while continuing to promote and sell the Company’s equipment.

2.
Mr. W. Norman Smith has transitioned from the Company’s President and Chief Operating Officer to the Vice-Chairman of the Board while continuing his full-time employment as the Company’s Group President of the Mobile Asphalt Paving Group.

3.
Mr. Benjamin G. Brock, age 43 and the son of Dr. Brock, has assumed the roles of the Company’s Chief Executive Officer and President effective January 1, 2014 at an annual salary of $400,000 for 2014.  Mr. Brock previously held the position of President of Astec, Inc. since 2006 and Group Vice President of the Asphalt Group since August 2012.  Prior to 2006, Mr. Brock held the position of Vice President-Sales of Astec, Inc. from 2003 until 2006 and CEI Enterprises, Inc.’s Vice President/General Manager from 1997 until 2002.  Mr. Brock’s position as President of Astec, Inc. has been transitioned to Malcolm L. Swanson.

4.
Mr. Richard J. Dorris, age 53, has assumed the roles of the Company’s Chief Operating Officer and Executive Vice President as of January 1, 2014 at an annual salary of $300,000 for 2014.  Mr. Dorris previously served as the Company’s Group Vice President-Energy since August 2012 and as President of Heatec, Inc. since 2004.  From 1999 to 2004, he held the positions of National Accounts Manager, Project Manager and Director of Projects for Astec, Inc.  His previous position of President of Heatec, Inc. has been transitioned to Thomas H. Wilkey.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 6, 2014	ASTEC INDUSTRIES, INC.
By: /s/ David C. Silvious David C. Silvious Vice President and Chief Financial Officer